EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Datawatch Corporation Reports Results for Third Quarter 2010

Chelmsford, MA – August 10, 2010 – Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Business Intelligence (BI), today announced results for its third quarter ended June 30, 2010.

Revenues for the quarter ended June 30, 2010 were $4,593,000, as compared to $4,765,000 for the quarter ended June 30, 2009. Net income for the third quarter of fiscal 2010 was $222,000, or $0.04 per diluted share, as compared to $275,000, or $0.05 per diluted share, for the third quarter of fiscal 2009. Revenues for the nine months ended June 30, 2010 were $13,399,000 as compared to $15,059,000 for the nine months ended June 30, 2009. Net loss for the nine months ended June 30, 2010 was $(75,000), or $(0.01) per diluted share, as compared to net loss of $(5,1 94,000), or $(0.88) per diluted share, for the nine months ended June 30, 2009. The results for the nine months ended June 30, 2009 include a $6.4 million goodwill and trademark impairment charge.

As of June 30, 2010, the Company had $6,072,000 in net cash and cash equivalents, an increase of $423,000, or 7 percent, compared to September 30, 2009.

Commenting on the third quarter results, President and CEO Ken Bero said, “Income from operations was solidly in the black, a welcome turnaround from the previous two quarters. Our operating performance resulted from the relative stabilization of revenues compared to Q2 combined with continued expense management.”

“We achieved solid enterprise software sales with several large deals coming from our European operations,” added Bero. “Sales of our desktop BI products were slightly lower as compared to the previous quarter. However, maintenance revenue was strong demonstrating that even in these difficult times our customers are continuing to find tremendous value in their Datawatch solutions. While operations posted a strong showing for the quarter, net income was negatively impacted by currency losses resulting from the translation of Euro based assets into the functional currency of our subsidiaries in the UK, the British Pound.”

As previously announced, Datawatch will host a live webcast to discuss its third quarter results today at 2:00 p.m. (EDT). The webcast can be accessed at: http://www.investorcalendar.com/IC/CEPage.asp?ID=1 60526. Please register at least 15 minutes early to download any necessary audio software. An archive of the broadcast will be available for 30 days at the same location.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Business Intelligence (BI), helps companies make better decisions and solve business problems by simplifying access to and analysis of information. Unique among BI vendors, Datawatch transforms the massive amounts of data and documents generated inside or outside a company into actionable insight, without any changes needed to existing systems. Datawatch customers benefit from the right information, in the right context, at the right time. More than 40,000 organizations worldwide rely on Datawatch products including its market-leading Monarch report and data mining solutions. Datawatch is based in Chelmsford, Mass., with offices in London, Sydney and Manila. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations net of any impairment charges, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results, including results of large transactions occurring within a particular period; Datawatch's dependence on its principal products; risks associated with international sales and operations, including currency translation risks; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2009 and Form 10-Q for the quarters ended December 31, 2009 and March 31, 2010. Any forward-looking statements should be considered in light of those factors.

# # #

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contacts:
Lisa G. Kilpatrick
Manager, Marketing Communications & Public Relations
lisa_kilpatrick@datawatch.com
Phone: (978) 441-2200, ext. 8240
Fax: (978) 453-4443
Jena Coletti Greenough Communications 617-275-6528 jcoletti@greenoughcom .com

© 2010 Datawatch Corporation. Datawatch, Monarch and their respective logos are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

 DATAWATCH CORPORATION
 Condensed Consolidated Statements of Operations
 Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

REVENUE:
Software licenses and subscriptions	$2,458	$2,605	$7,218	$8,419
Maintenance and services	2,135	2,160	6,181	6,640
Total revenue	4,593	4,765	13,399	15,059

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	597	574	1,818	1,635
Cost of maintenance and services	731	783	2,238	2,491
Sales and marketing	1,370	1,510	4,505	5,025
Engineering and product development	627	483	2,045	1,781
General and administrative	981	1,084	2,787	3,268
Impairment of goodwill and other intangibles	—	—	—	6,401
Total costs and expenses	4,306	4,434	13,393	20,601

INCOME (LOSS) FROM OPERATIONS	287	331	6	(5,542)
Other income (expense), net	(58)	(52)	(59)	112

INCOME (LOSS) BEFORE INCOME TAXES	229	279	(53)	(5,430)
Income tax provision (benefit)	7	4	22	(236)

NET INCOME (LOSS)	$222	$275	$(75)	$(5,194)

Net income (loss) per share - Basic	$0.04	$0.05	$(0.01)	$(0.88)

Net income (loss) per share - Diluted	$0.04	$0.05	$(0.01)	$(0.88)

Weighted Average Shares Outstanding - Basic	5,943	5,924	5,933	5,918

Weighted Average Shares Outstanding - Diluted	6,074	5,986	5,933	5,918

 DATAWATCH CORPORATION
 Condensed Consolidated Balance Sheets
 Amounts in Thousands
 (Unaudited)

	June 30,	September 30,
	2010	2009

Cash and cash equivalents	$6,072	$5,649
Accounts receivable, net	2,902	2,968
Prepaid expenses and other current assets	459	405
Total current assets	9,433	9,022

Property and equipment, net	359	498
Intangible and other assets, net	1,755	2,523

	$11,547	$12,043

Accounts payable and accrued expenses	$2,299	$2,676
Deferred revenue - current portion	3,696	3,719
Total current liabilities	5,995	6,395

Total long-term liabilities	362	482

Total shareholders' equity	5,190	5,166

	$11,547	$12,043